UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2020

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor Boston, MA	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 857-246-8998
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIRS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2020, the Company announced that Louis Matis, MD, will step down as Senior Vice President and Chief Development Officer, effective January 10, 2020. In connection with Dr. Matis’s resignation, the Company entered into a letter agreement (the “Letter Agreement”) with Dr. Matis on January 3, 2020, outlining the terms of his separation. Pursuant to the terms and conditions of the Letter Agreement, Dr. Matis will receive continued payment of his base salary for six months; payment of the monthly amount then being charged by the Company for COBRA coverage with respect to Dr. Matis and his dependents for six months; and payment of his 2019 annual discretionary bonus. In addition, the Letter Agreement provides that the vesting of seventy-five percent (75%) of the unvested portions of Dr. Matis’s stock option awards will be accelerated.

Dr. Matis’s right to receive the foregoing is subject to, among other obligations, his execution of a release of claims against the Company, and his agreement that the intellectual property, non-solicitation, and non-competition provisions set forth in his original employment agreement, dated July 20, 2015, will continue to apply in accordance with their terms.
The foregoing is a summary description of the terms and conditions of the Letter Agreement and is qualified in its entirety by reference to the Letter Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: January 8, 2020	/s/ Tom Bures
Tom Bures
Vice President, Finance